Exhibit 99.1

July 1, 2014

Dear Fellow Stockholder:
We are pleased to enclose your final check or distribution statement, which includes information regarding your 6% annualized distribution paid to Inland Diversified stockholders for record dates in June 2014. As a result of our successful merger with Kite Realty Group (“Kite”), this will be your last monthly distribution coming directly from Inland Diversified. In the future, you will receive distributions from Kite, which have historically been declared and issued on a quarterly basis.
As you know, successful completion of the Inland Diversified business plan has been our stated goal from the inception of the program. Execution of the plan required that management focus on three specific operational areas: raising capital, deploying the capital, and executing a successful liquidity event.
First, we concentrated on raising capital by articulating our vision of building a portfolio of stable, upscale properties that we believed would produce steady returns for our stockholders, well into the future. We began operations at Inland Diversified in late 2009, at a time when the economy had not emerged from the recession that began in late 2007. Fortunately, by mid-2010 there were clear signs that that the recession was winding down. It wasn’t until that time that our capital raise began to sustain some momentum that carried into and significantly increased by early 2012. Looking forward, we established the goal of raising a total of $1 billion by the close of the offering in August, 2012. History, of course, recorded that we exceeded that goal by raising a total of $1.1 billion.
Our second objective was to deploy the capital raised into the quality of assets we had envisioned. We are fortunate in that because of our relationships in the marketplace, we generated a steady pipeline of well positioned assets from which to choose. Further, throughout the period from 2010 to the end of 2012, capital raised was invested in a very timely manner, resulting in almost immediate returns on that capital. Our financial results during this period and through 2013 exceeded our expectations. With all capital invested by the end of 2012, 2013 was the first full year of operations with our entire portfolio. In that year, our Funds From Operations (excluding one-time liquidity related costs) exceeded distributions paid by over 31 percent, resulting in significant funds retained for operations.
Having accomplished our first two objectives, we turned our attention to creating a successful liquidity event for our stockholders. Our objective was to provide an option for each stockholder to sell their stock in an open market venue, or to remain an investor in a financially established company with the potential for substantial future earnings and increasing stock value. We believe we have accomplished that goal in closing our merger with Kite Realty Group Trust, a New York Stock Exchange listed company.
We believe Kite is positioned to add value to the combined company portfolio through its well-established development and redevelopment capabilities. Through cost savings, an increase in purchasing power and a larger portfolio offering enhanced expansion opportunities to retail tenants, we expect the combined company to benefit from such synergies.
Following completion of the merger, Kite’s transfer agent, Broadridge, will record the issuance of the Kite shares to you on its stock records in book-entry form. After the closing of the merger and issuance of your Kite shares, if you hold your shares in a non-qualified account, you will receive a confirmation statement from Kite’s transfer agent, Broadridge, of the number of Kite shares you own and account number. If you hold your shares in a qualified account (e.g., an IRA), your custodian will be receiving communications regarding your Kite shares. If you have additional questions regarding the transfer of shares, please reach out to the Broadridge/Kite Realty Group Shareholder Services team at 855-449-0978.

We at Inland Diversified are gratified to have received the wonderful support and confidence of our stockholders and are pleased to conclude our program having achieved the goals we set at the outset. On behalf of the Inland Diversified Board, management team, and staff, we appreciate and thank you for your investment in Inland Diversified.
Sincerely,
INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Robert D. Parks	Barry L. Lazarus
Chairman of the Board	President and Chief Operating Officer

Enclosure

cc: Trustee
Broker Dealer
Financial Advisor
This letter contains “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as “may,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “seek,” “appears,” or “believe.” Such statements reflect the current view of Inland Diversified with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the inability to obtain stockholder approvals relating to the merger or the failure to satisfy the other conditions to completion of the merger, fluctuations in the per share price of Kite Realty’s common shares, risks related to disruption of management’s attention from the ongoing business operations due to the proposed merger, the outcome of any legal proceedings relating to the merger, risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all, market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets, the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, competition for real estate assets and tenants, impairment charges, the availability of cash flow from operating activities for distributions and capital expenditures, the ability to refinance maturing debt or to obtain new financing on attractive terms, future increases in interest rates, actions or failures by Inland Diversified’s joint venture partners, including development partners, factors that could affect Inland Diversified’s ability to qualify as a real estate investment trust, and other factors detailed under “Risk Factors” in Inland Diversified’s most recent Form 10-K and subsequent Form 10-Qs on file with the SEC.
Although Inland Diversified believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Diversified undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Diversified or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.